R. H. Donnelley
Contacts: R.H. Donnelley: Patricia McLean, Media 914-933-6419	Bell Atlantic: Phil Santoro 978-762-1326 psantoro@bigyellow.com
Frank Colarusso, Investors 914-933-5263

BELL ATLANTIC COMPLETES BUY OUT OF DONNELLEY CONTRACTS

New York, June 30, 2000 - R.H. Donnelley Corporation (NYSE:RHD) and Bell Atlantic Corporation today announced that Bell Atlantic has completed the buy out of Donnelley's New York sales agency contracts.

       The transaction included the two sales agency contracts and related assets, and most of the approximately 600 Donnelley employees that had previously supported the Bell Atlantic contracts.

       Frank R. Noonan, Chairman and CEO of R.H. Donnelley said, "We are pleased to announce the closing of this deal today, which has been completed in line with our expectations. I am gratified that our association concludes with such a positive result for both companies. For Donnelley, this transaction recognizes the changes that have occurred in our markets over the past several years and supports our strategic goals to explore new markets and new opportunities for our company while we continue to improve our cost structure and add value for shareholders with enhanced debt reduction and stock re-purchase programs.

       Today, Bell Atlantic Corp. completed its merger with GTE Corp., creating Verizon Communications.

       R.H. Donnelley Corp. is a leading marketer of yellow pages and other marketing and advertising services tailored for small and medium-sized businesses. Donnelley's subsidiary, Get Digital Smart is the internet's only service-based provider of integrated e-solutions tailored for this market segment. For more information, please visit us on the worldwide web at www.rhd.com or www.getdigitalsmart.com.